Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140237) pertaining to the AeroVironment, Inc. Nonqualified Stock Option Plan, the AeroVironment, Inc. 2002 Equity Incentive Plan, and the AeroVironment, Inc. 2006 Equity Incentive Plan, as amended and restated, and Registration Statement (Form S-8 No. 333-178349) pertaining to the AeroVironment, Inc. 2006 Equity Incentive Plan, as amended and restated, of our reports dated June 27, 2017, with respect to the consolidated financial statements and schedule of AeroVironment, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of AeroVironment, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended April 30, 2017.

/s/ Ernst & Young LLP

Los Angeles, California

June 27, 2017